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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      Among

                              ECOMETRY CORPORATION

                                       and

                               CITRUS MERGER CORP.


                                       and

                                 SYNGISTIX, INC.


                                       and

                   For the purposes of Section 7.6(b)(i) only:

                          CORE TECHNOLOGY FUND IV, LLC





                          Dated as of January 25, 2002







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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into as of the 25th day of January, 2002, among Syngistix, Inc., a Delaware corporation ("Parent"), Citrus Merger Corp., a Florida corporation ("Acquisition Sub") and Ecometry Corporation, a Florida corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Independent Committee thereof (the "Independent Committee"), and the Boards of Directors of Parent and Acquisition Sub have determined that, upon the terms and subject to the conditions set forth herein, the acquisition of the Company by Parent by means of a merger (the "Merger") of Acquisition Sub with and into the Company is advisable and in the best interests of the shareholders of Parent and the Company and accordingly have agreed to effect the Merger;

         WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding Common Stock, par value $.01 per share, of the Company ("Company Common Stock") shall be converted into the right to receive the Merger Consideration (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of the Company has declared that this Agreement is advisable and resolved to recommend that all holders of shares of Company Common Stock (the "Stockholders") approve this Agreement and the Merger, and has determined that the Merger is fair to and in the best interests of the Company and the Stockholders;

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, Core Technology Fund IV, LLC desires to become a party to this Agreement for the purposes of Section 7.6(b)(i) only.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 THE MERGER; FILING AND EFFECTIVE TIME.

                  (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the "FBCA"), at the Effective Time (as hereinafter defined), Acquisition Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation") and shall become a wholly-owned subsidiary of Parent following the Effective Time. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and



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franchises of the Company, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company. The name of the Surviving Corporation shall continue to be Ecometry Corporation and the purpose thereof shall be as set forth in the Articles of Incorporation of the Surviving Corporation.

                  (b) The parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Florida, in such form as required by and executed in accordance with the relevant provisions of the FBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida (or such later time as is agreed to by the parties hereto and set forth therein) being hereinafter referred to as the "Effective Time").

         1.2 CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable, but in any event within two business days, after satisfaction or waiver of the conditions set forth in Article 6 (the "Closing Date"), at the offices of Cooley Godward LLP, 380 Interlocken Crescent, Suite 900, Broomfield, CO 80021, unless another date or place is agreed to in writing by the parties hereto.

         1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the FBCA.

         1.4 ARTICLES OF INCORPORATION; BY LAWS.

                  (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the Articles of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time (except the name of the Surviving Corporation shall remain Ecometry Corporation) until thereafter further amended as provided therein and under the FBCA.

                  (b) At the Effective Time, the By-laws of the Surviving Corporation shall be amended and restated in their entirety to read the same as the By-laws of Acquisition Sub as in effect immediately prior to the Effective Time, until thereafter amended or repealed in accordance with their terms or the Articles of Incorporation of the Surviving Corporation following the Merger and as provided under the FBCA; PROVIDED, HOWEVER, that all references in such By-laws to Acquisition Sub shall be amended to refer to Ecometry Corporation.

         1.5 DIRECTORS AND OFFICERS. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation following the Merger, and the officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.



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                                   ARTICLE 2

              EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY
                               AND ACQUISITION SUB

         2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any shares of Company Common Stock or any holder of capital stock of Acquisition Sub, the shares of capital stock of Acquisition Sub and the Company Common Stock shall be converted or canceled as follows:

                  (a) CAPITAL STOCK OF ACQUISITION SUB. Each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one fully paid and non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY SHARES AND SHARES OWNED BY PARENT OR ACQUISITION SUB. Each share of Company Common Stock that is owned directly by the Company, its Subsidiary (as hereinafter defined), Parent or Acquisition Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) CONVERSION OF COMPANY COMMON STOCK. Subject to Section 2.1(b), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $2.90 in cash, without interest, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. The aggregate cash payable upon the conversion of a share of Company Common Stock pursuant to this
Section 2.1(c) is referred to as the "Merger Consideration". As of the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with
Section 2.4(b), without interest.

         2.2 COMPANY OPTIONS. At the Effective Time, each option (a "Company Option") to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time shall become immediately vested. Each Company Option with an exercise price that is less than the amount of the per share Merger Consideration shall automatically be converted into the right to receive cash in the amount of the product of (a) the excess of the per share Merger Consideration over the exercise price of such Company Option, multiplied by (b) the number of shares of Company Common Stock for which such Company Option is exercisable. All Company Options with an exercise price that is higher than the amount of the per share Merger Consideration shall automatically be terminated as of the Effective Time.

         2.3 MEETING OF SHAREHOLDERS. The Board of Directors of the Company shall, as promptly as practicable following the date of this Agreement and in consultation with Parent, (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering, adopting and approving this Agreement and the Merger (the "Shareholders Meeting") and (ii)
(A) except to the extent modified in accordance with this Section 2.3, include in the Proxy Statement (as defined in Section 3.6) the unanimous recommendation of the Company's Board of Directors acting upon the recommendation of the Independent Committee that the shareholders of the Company vote in favor of the adoption of this Agreement and the Merger and (B) use its reasonable best efforts, including, without limitation, if requested by Parent, hiring a proxy solicitation firm reasonably acceptable to Parent, to obtain the affirmative




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vote of holders of a majority of the outstanding Company Common Stock (the
"Requisite Shareholder Approval"). Neither the Board of Directors of the Company nor any director thereof shall withdraw, amend or modify in a manner adverse to Parent or Acquisition Sub its recommendation referred to in clause (ii) (A) of the preceding sentence (or announce publicly his, her or its intention to do so). Notwithstanding the foregoing, prior to the receipt of the Requisite Shareholder Approval, the Board of Directors of the Company shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of this Agreement and the Merger in a manner adverse to Parent or Acquisition Sub if: (1) a Superior Acquisition Proposal (as defined in
Section 5.3) shall have been proposed by any Person (as hereinafter defined) other than Parent or Acquisition Sub and such proposal is pending at the time of such action; (2) the Board of Directors shall have concluded in good faith, after consultation with its outside legal counsel, that the Board of Directors is required to withdraw, amend or modify its recommendation in order to comply with its fiduciary duties to the shareholders of the Company under applicable law and (3) the Company shall be in compliance with Section 5.3 hereof.

         2.4 EXCHANGE OF CERTIFICATES.

                  (a) PAYING AGENT. Prior to the Effective Time, Parent shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. The Surviving Corporation shall take all steps necessary to provide the Paying Agent with the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") immediately following the Effective Time. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1(c), the Surviving Corporation shall promptly deposit in trust additional cash with the Paying Agent sufficient to make all payments required, and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b) EXCHANGE PROCEDURES. Promptly after the Effective Time (but in no event later than five business days following such date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock




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theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.1(c). If any holder of shares of Company Common Stock shall be unable to surrender such holder's Certificates because such certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Paying Agent and the Surviving Corporation. For purposes of this Agreement, "Person" shall mean any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

                  (e) NO LIABILITY. None of Parent, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in



                                       5
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respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                  (g) WITHHOLDINGS. The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law.

                  (h) CHARGES AND EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as set forth in the disclosure statement delivered by Parent to the Company concurrently herewith (as such disclosure statement may be supplemented or amended pursuant to Section 8.5(b)) and identified as the "Parent Disclosure Statement," Parent represents and warrants to the Company as follows:

         3.1 ORGANIZATION, STANDING, QUALIFICATION. Each of Parent and Acquisition Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation; (ii) has all requisite power and authority to own or lease and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted prior to the Effective Time, except where the failure to have such power and authority would not have a material adverse effect on Parent's or Acquisition Sub's ability to perform hereunder, and to consummate the transactions contemplated hereby; (iii) is duly qualified to do business and is in good standing in the states in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Parent's or Acquisition Sub's ability to perform hereunder; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Parent Material Adverse Effect. "Parent Material Adverse Effect" means (a) any change or effect that is, individually or in the aggregate, materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of Parent, or (b) a material impairment of the ability of Parent to perform any of its obligations under this Agreement or to consummate the Merger. Copies of




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Acquisition Sub's Articles of Incorporation and By-laws as in effect on the date hereof are attached hereto as Exhibits A and B. Except for Acquisition Sub, Parent has no subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

         3.2 CAPITALIZATION OF ACQUISITION SUB.

                  (a) As of the date hereof, the authorized capital stock of Acquisition Sub consists of 100 shares of common stock, par value $.01 per share ("Acquisition Sub Common Stock"), all of which are issued and outstanding and owned of record by Parent.

                  (b) Each outstanding share of Acquisition Sub Common Stock is
(i) duly authorized and validly issued; and (ii) fully paid and nonassessable and free of preemptive and similar rights.

         3.3 CAPITALIZATION OF PARENT.

                  (a) The total authorized capital stock of Parent consists of
(i) 15,824,051 shares of preferred stock, of which 10,824,051 shares are designated Series A Stock (the "Parent Preferred Stock"), 7,366,666 of which designated shares are issued and outstanding as of the date of this Agreement; and (ii) 40,000,000 shares of common stock, of which (A) 6,179,500 shares are issued and outstanding on the date of this Agreement, (B) 10,824,051 shares are reserved for issuance upon conversion of the Parent Preferred Stock, and (C) 1,900,000 shares are reserved for grant or exercise of options under the Parent's Stock Option and Incentive Plan and any other equity incentive plan for the benefit of Parent's employees. There are no shares of capital stock of Parent of any other class authorized, issued or outstanding.

                  (b) Each outstanding share of Parent's capital stock is (i) duly authorized and validly issued and (ii) fully paid and nonassessable and free of (x) any preemptive or similar rights under the Delaware General Corporation Law and the Certificate of Incorporation and By-laws of Parent and
(y) any other preemptive or similar rights.

                  (c) Other than outstanding options to purchase Parent's common stock, there are, and, other than as set forth below, as of the Effective Time there will be, no outstanding (i) securities convertible into or exchangeable for any capital stock of Parent, (ii) options, warrants or other rights to purchase or subscribe to capital stock of Parent or securities convertible into or exchangeable for capital stock of Parent, or (iii) contracts, commitments, agreements, understandings, rights (including registration rights), arrangements, calls or claims of any kind to which Parent is a party or is bound relating to the issuance of any capital stock of Parent (clauses (i) through (iv), together with all outstanding capital stock of Parent, collectively, the "Parent Securities"). The parties hereto understand and acknowledge that Parent may issue additional shares of its capital stock or securities convertible into shares of its capital stock between the date of this Agreement and the Effective Time in connection with securing the necessary financing to consummate the Merger.

         3.4 AUTHORIZATION OF AGREEMENT AND OTHER DOCUMENTS. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the respective Boards of Directors and shareholders of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution,



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delivery or performance of this Agreement. Parent and Acquisition Sub have duly executed and delivered this Agreement and this Agreement is a valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms.

         3.5 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, will not (i) violate or conflict with any provision of any law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Parent or Acquisition Sub with any public authority (other than in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the FBCA), (iii) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Parent or Acquisition Sub in any respect or (iv) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Acquisition Sub pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Parent or Acquisition Sub is subject or by which Parent or Acquisition Sub or any of their respective property or assets is bound; except in the case of clauses (i), (ii) and (iv) above where such violations, conflicts, breaches, defaults or the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have a material adverse effect on Parent's or Acquisition Sub's ability to perform hereunder.

         3.6 DISCLOSURE DOCUMENTS. None of the information supplied in writing, or to be supplied, in writing by Parent or Acquisition Sub to the Company specifically for inclusion or incorporation by reference in the proxy statement (the "Proxy Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") and to be sent to the shareholders of the Company in connection with the Shareholders Meeting will, at the time it is sent to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         3.7 BROKERS. No Person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Parent or Acquisition Sub.

         3.8 FINANCIAL STATEMENTS.

                  (a) Parent has delivered to the Company its audited balance sheet as of December 31, 2000 and its statements of operations, cash flows and changes in stockholders' equity for the period then ended (the "Audited Parent Financial Statements"). Except for any exceptions reflected in the Arthur Andersen LLP audit report, the Audited Parent Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Parent as of such



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date and the results of operations of the Parent for such period, are correct and complete in all material respects and are consistent with the books and records of the Parent (which books and records are correct and complete).

                  (b) Parent has delivered to the Company its unaudited balance sheet as of December 31, 2001 (the "Unaudited Parent Balance Sheet") and its unaudited statements of income and cash flows for the fiscal year then ended (together with the Unaudited Parent Balance Sheet, the "Unaudited Parent Financial Statements"). The Unaudited Parent Balance Sheet fairly presents in all material respects the financial position of Parent as of its date, and the other statements included in the Unaudited Parent Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of Parent for the periods therein set forth, in each case in accordance with generally accepted accounting principles except as otherwise stated therein and except for the omission of footnote disclosures and, to the extent consistent with generally accepted accounting principles, normally recurring year-end audit adjustments; PROVIDED that the Unaudited Parent Financial Statements may include alternative accounting treatment for certain previously acquired intangible assets and for the capitalization of certain software assets.

         3.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 2001, except as reflected in the Parent Disclosure Schedule or as contemplated by this Agreement or the Definitive Financing Agreements (as defined in Section 3.13 below), Parent has conducted its business in the ordinary course consistent with past practices and there has not been:

                  (a) any Parent Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Parent Securities or any repurchase, redemption or other acquisition by Parent of any Parent Securities or any other ownership interests in Parent, except for repurchases of less than $100,000 of stock by Parent pursuant to agreements which permit Parent to repurchase such shares upon termination of services to Parent;

                  (c) any amendment of any outstanding security of Parent;

                  (d) any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money;

                  (e) any making of any loan, advance or capital contributions to or investment in any Person; or

                  (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

         3.10 NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the Unaudited Parent Financial Statements or set forth in Parent Disclosure Schedule, to the best of Parent's knowledge, there are no liabilities of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a


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liability, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Parent Balance Sheet, which in the aggregate are not material to Parent.

         3.11 LITIGATION. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against, Parent or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         3.12 COMPLIANCE WITH LAWS; NO DEFAULTS. Parent is not in violation of, or has since February 23, 2001 violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is not in default under, and, to the best of Parent's knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority to which Parent is subject or by which Parent or any of its properties or assets is bound.

         3.13 FINANCING. Attached to the Parent Disclosure Schedule are true and correct copies of written financing commitments under which Parent will receive (subject to the conditions set forth therein) sufficient financing in order to consummate the Merger. Such financing, together with Parent's and the Company's current capital assets and resources, shall be sufficient to consummate the Merger and to operate the combined business of Parent and the Surviving Corporation following the Merger in the ordinary course of business.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Reports (as hereinafter defined) or in the disclosure statement delivered by the Company to Parent concurrently herewith (as such disclosure statement may be supplemented or amended pursuant to Section 8.5(b)) and identified as the "Company Disclosure Statement," the Company represents and warrants to Parent and Acquisition Sub as follows:

         4.1 ORGANIZATION, STANDING AND QUALIFICATION. The Company and its Subsidiary (as defined in Section 4.3 hereof) (i) is a corporation duly organized, validly existing and in good standing under the laws in the jurisdiction of its incorporation; (ii) has all requisite power and authority to own or lease and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have a Material Adverse Effect (as hereinafter defined) on the Company, and to consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect on the Company; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary for the ownership or operation of its properties or the conduct of its businesses (all of which are currently valid and in full force and effect), except where the failure to have obtained such licenses, permits, franchises or authorizations or the failure to have such licenses, permits, franchises and other governmental authorizations in full force and effect would not have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" when used with respect to the Company and/or its Subsidiary means (a) any change or effect that is, individually or in the aggregate, materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiary taken as a whole, or (b) a material impairment of the ability of the Company and its Subsidiary taken as a whole to perform any of their obligations under this Agreement or to consummate the Merger. Subject to the foregoing, neither of the following shall be deemed in itself to constitute, and neither of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, and (b) any adverse change, effect, event, occurrence, state of facts or development arising from any action taken by Parent or Acquisition Sub which is inconsistent with the terms of this Agreement unless such action was taken at the specific direction of the Company's Board of Directors.

         4.2 CAPITALIZATION.

                  (a) The total authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, par value $.01 per share, no shares of which are issued and outstanding as of the date of this Agreement; and (ii) 50,000,000 shares of Company Common Stock, of which 12,422,438 shares (not including any shares held in treasury) are issued and outstanding on the date of this Agreement. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

                  (b) Each outstanding share of Company Common Stock is (i) duly authorized and validly issued and (ii) fully paid and nonassessable and free of
(x) any preemptive or similar rights under the FBCA and the Articles of Incorporation and By-laws of the Company and (y) any other preemptive or similar rights.

                  (c) Other than Company Options that will be converted into Merger Consideration or canceled at the Effective Time pursuant to Article 2 hereof, there are, and as of the Effective Time there will be, no outstanding
(i) securities convertible into or exchangeable for any capital stock of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or (iii) contracts, commitments, agreements, understandings, rights (including registration rights), arrangements, calls or claims of any kind to which the Company is a party or is bound relating to the issuance of any capital stock of the Company. Section 4.2 of the Company Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares of Company Common Stock subject to each Company Option, the exercise price and the expiration date of each outstanding Company Option.

         4.3 SUBSIDIARY. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such subsidiary) of the Company's Subsidiary indicated in Section 4.3 of the Company Disclosure Statement (the "Subsidiary") and the Subsidiary is the only entity in which the Company directly or indirectly beneficially owns an equity interest. Each of the outstanding shares of capital stock beneficially owned by the Company of its Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company or a wholly-owned Subsidiary free and clear of all liens, pledges, security interests, claims or other encumbrances.

         4.4 CORPORATE DOCUMENTS. True and complete copies of the Articles of Incorporation and all amendments thereto, the By-laws, as amended and currently in force, and all corporate minute books and records of the Company and its Subsidiary since January 1, 1997 have been furnished by the Company to Parent for inspection to the extent requested in writing by Parent.

         4.5 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Board of Directors of the Company upon the recommendation of the Independent Committee and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement, except for the Requisite Shareholder Approval. This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         4.6 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate or conflict with any provision of any law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Company or any Subsidiary with any public authority (other than in connection with or in compliance with the provisions of the Exchange Act, and the FBCA), (iii) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of the Company or the charter and by-laws of any Subsidiary in any respect or (iv) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, or alter any Person's rights (including, without limitation, rights with respect to the Company's source code or other Company Intellectual Property Rights (as defined below)) under, any provision of any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, license, ordinance, permit, franchise, joint venture agreement, limited liability company agreement, partnership agreement, regulation or decree to which the Company or any Subsidiary is subject or by which the Company or any Subsidiary or any of their property or assets is bound; except in the case of clauses (i), (ii) and (iv) where such violations, conflicts, breaches, defaults, alterations or the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have a Material Adverse Effect.

         4.7 COMPLIANCE WITH LAWS.

                  (a) The Company and the Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals of any governmental entities necessary for the lawful conduct of their businesses, except where the failure to hold such permits would not have a Material Adverse Effect.

                  (b) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any governmental entity with respect to any of the Company and/or any Subsidiary is pending or, to the knowledge of the Company, threatened which, if adversely decided, would be reasonably likely to have a Material Adverse Effect.

         4.8 COMMISSION DOCUMENTS. Since January 1, 1999, the Company has timely filed with the Commission all reports required to be filed under Section 13, 14 and 15(d) of the Exchange Act (collectively, the "Company Reports"). As of their respective dates, the Company Reports (a) complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder; and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event, condition or circumstance exists which requires the Company to amend or update any such Company Report. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiary and its former subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), and each of the consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive loss and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive loss or cash flows, as the case may be, of the Company and its Subsidiary and its former subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and have been prepared in accordance with GAAP. Since January 1, 2000, (i) there has been no material change in the Company's accounting methods or principles except as described in the notes to such Company financial statements, (ii) the Company has not received any comment letters or other material correspondence from the Commission or any other governmental agency regarding its accounting or public disclosure practices, reports or filings, and (iii) the Company has not had any material disagreements with its auditors regarding the Company's accounting methods or principles. The Company has delivered to Parent copies of all material correspondence between it or its Subsidiary and its former subsidiaries and the Commission and all management letters and management representation letters between it or its Subsidiary and its former subsidiaries and the Company's auditors.

         4.9 FINANCIAL STATEMENTS. The Company has delivered to Parent its unaudited balance sheet as at December 31, 2001 (the "Unaudited Company Balance Sheet") and its unaudited statements of operations, cash flows and changes in stockholders' equity for the fiscal year then ended (together with the Unaudited Company Balance Sheet, the "Unaudited Company Financial Statements"). The Unaudited Company Balance Sheet fairly presents in all material respects the consolidated financial position of the Company and its Subsidiary as of its date, and the other statements included in the Unaudited Company Financial Statements fairly present in all material respects the results of operations, cash flows and changes in stockholders' equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP consistently applied during the periods involved except as otherwise stated therein and except for the omission of footnote disclosures and, to the extent consistent with GAAP, normally recurring year-end audit adjustments.

         4.10 LITIGATION. There is no suit, claim, action, litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or its Subsidiary, or any of the Company's or its Subsidiary's officers, directors or affiliates, with respect to or affecting the Company's operations, businesses or financial condition, or related to the consummation of the transactions contemplated hereby, which is reasonably likely to have a Material Adverse Effect. Except as set forth on the Company Disclosure Statement, the Company believes that it has adequate insurance to cover any liability it could reasonably be expected to have pursuant to any suit, claim, action, litigation or proceeding, in law or in equity, pending against it as of the date of this Agreement that was brought by any current or former shareholder or employee of the Company.

         4.11 TAXES.

                  (a) As used in this Agreement, (i) the term "Taxes" means (A) all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability of the Company and/or the Subsidiary for the payment of any amounts of the type described in clause (A) pursuant to Section 1.1502-6 of the Treasury Regulations or any similar state, local or foreign law; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereto, and the term "Return" means any one of the foregoing Returns.

                  (b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company and the Subsidiary or requests for extensions to file such Tax Returns have been timely filed and the Company and its Subsidiary are within such period for extension. As of the time of filing, the foregoing Returns were correct and complete in all material respects.

                  (c) With respect to all amounts in respect of Taxes imposed upon the Company and/or the Subsidiary, or for which the Company and/or the Subsidiary are or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before December 31, 2001, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company and/or a Subsidiary to taxing authorities on or before the date hereof have been paid and with respect to Taxes not yet due and owing to a taxing authority, such Taxes have been paid or adequately reserved for on the Company's financial statements in accordance with GAAP.

                  (d) There are no audits, audit assessments or similar proceedings by any taxing authority pending or threatened with respect to Taxes. No assessment of Tax has been proposed against the Company and/or the Subsidiary or any of their respective assets or properties. No closing agreement pursuant to Section 7121 or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company and/or the Subsidiary. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period of collection or assessment of, Taxes due from or with respect to the Company and/or the Subsidiary for any taxable period, and no power of attorney granted by or with respect to the Company and/or the Subsidiary relating to Taxes is currently in force.

                  (e) Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar contract or arrangement or any agreement that obligates it to make payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

                  (f) The Company has not made any payments, and is not and will not become obligated (under any contract entered into on or before the Closing
Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of any state, local or foreign income tax law).

                  (g) There are no liens (filed or by statute) with respect to Taxes upon any of the assets or properties of the Company and/or the Subsidiary, other than with respect to Taxes not yet due.

                  (h) The Company and/or the Subsidiary have collected all sales and use Taxes required to be collected and has remitted, or will remit on a timely basis, such amount to the appropriate governmental entities, or have been furnished properly completed exemption certificates. The Company and/or the Subsidiary have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the applicable statute of limitations has not expired.

         4.12 ERISA.

                  (a) Section 4.12 of the Company Disclosure Statement contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other Benefit Plans (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, officers or agents of the Company or its Subsidiary with medical, health, life, bonus, incentive, change in control, employment, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits), whether or not subject to ERISA (including any funding mechanism therefor now in effect, whether oral or written that is currently maintained, or contributed to, or required to be contributed to, by the Company or its Subsidiary), for the benefit of any current or former employees, officers, contractors or consultants or directors of the Company or its Subsidiary. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Forms 5500 and 990, if any, filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), including any schedules submitted thereto (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and
(iv) each trust agreement, group annuity contract, and other service contracts relating to any Benefit Plan. Each Benefit Plan has been established, funded, maintained and administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except where the failure to comply would not be reasonably expected to result in a Material Adverse Effect.

                  (b) Except as disclosed, all Pension Plans have been the subject of favorable and up-to-date determination or opinion letters from the Internal Revenue Service, or have time remaining in an applicable remedial amendment period to file an application therefor, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination or opinion letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification.

                  (c) Neither the Company nor its Subsidiary has adopted or been obligated to contribute to any "defined benefit pension plan" as defined in
Section 3(35) of ERISA subject to Title IV of ERISA in the six (6) years preceding the date hereof nor has the Company or its Subsidiary incurred any liability under Title IV of ERISA as the result of participation in any such defined benefit pension plan by any other Person that, together with the Company at any time during the last six years, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  (d) No Benefit Plan is a "multiemployer plan" and neither the Company nor its Subsidiary at any time has been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.

                  (e) Except as disclosed, with respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code except where the compliance failure would not be reasonably expected to result in a Material Adverse Effect.

                  (f) All contributions or premiums owed by the Company or its Subsidiary with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis and the Company and its Subsidiary are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement except where the failure would not be reasonably expected to result in a Material Adverse Effect. All administrative costs attributable to Benefit Plans have been paid when due except where the failure would not be reasonably expected to result in a Material Adverse Effect.

                  (g) No Pension Plan or Welfare Plan or, to the knowledge of the Company, any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available except where the transaction would not be reasonably expected to result in a Material Adverse Effect.

                  (h) No agreement or Benefit Plan exists that could result in the payment to any present or former employee, consultant, advisor or director of the Company or its Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee, consultant, advisor or director of the Company or its Subsidiary, as a result of the transactions contemplated by this Agreement, and no such payment or payments would constitute a parachute payment within the meaning of Section 280G of the Code.

                  (i) There are no claims or actions pending or, to the Company's knowledge, threatened (other than routine claims for benefits) against any Benefit Plan or its assets, or arising out of such Benefit Plans, except such claims or actions as would not reasonably be expected to have a Material Adverse Effect.

                  (j) No Benefit Plans obligate the Company or its Subsidiary to make any payment to or with respect to any present or former employee of the Company or its Subsidiary pursuant to any retiree medical benefit plan or similar retiree Welfare Plan, except pursuant to Section 4980B of the Code.

         4.13 ENVIRONMENTAL MATTERS; OSHA. The Company and the Subsidiary are in substantial compliance with all Environmental Laws. For the purposes of this Agreement, "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. The Company and the Subsidiary are in substantial compliance with the Occupational Health and Safety Act and the rules and regulations thereunder.

         4.14 INTERIM CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement, since December 31, 2000, the Company and the Subsidiary have not:

                  (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any portion of its or its Subsidiary's assets or property that is material to the Company and the Subsidiary taken as a whole, except for sales of assets or inventory in the ordinary course of business and sales or dispositions of obsolete or worthless assets and except for cash applied in the payment of the Company's or its Subsidiary's liabilities in the usual and ordinary course of business in accordance with the Company's and/or the Subsidiary's past practices;

                  (b) written off any asset which has a net book value which exceeds $25,000 individually or $100,000 in the aggregate, or suffered any casualty, damage, destruction or loss, or interruption in use, of any material asset, property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                  (c) waived any material right arising out of the conduct of, or with respect to, its business;

                  (d) made (or committed to make) capital expenditures in an amount which exceeds $100,000 for any item or $600,000 in the aggregate;

                  (e) made any change in accounting methods or principles;

                  (f) borrowed any money other than in the ordinary course of business pursuant to its existing credit facilities or issued any bonds, debentures, notes or other corporate securities (other than equity securities);

                  (g) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;

                  (h) made any payments or distributions to its employees, officers or directors, except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable and ordinary out-of-pocket business expenses;

                  (i) adopted any new Pension Plan, Welfare Plan, Incentive Plan, Severance Plan, Bonus Plan or other Benefit Plan, or amended or modified any existing Pension Plan, Welfare Plan or other Benefit Plan;

                  (j) issued or sold any of its securities of any class except for the issuance of Company Common Stock upon the exercise of stock options or pursuant to the Company's Employee Stock Purchase Plan;

                  (k) paid, declared or set aside any dividend or other distribution on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class;

                  (l) suffered or been affected by any condition, event or occurrence that, in combination with any other events or circumstances, has had or would be reasonably expected to have a Material Adverse Effect;

                  (m) entered into, terminated or materially amended, waived any rights under, or failed to give any required notice under, any Material Contract (as defined below) (including any insurance policies) or entered into any transaction outside the ordinary course of business; or

                  (n) made or changed any Tax election or method of accounting with respect to Taxes, or filed any amended Tax return, or settled or compromised any examination or proceeding with respect to any material Tax liability.

         Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.14 by entering into this Agreement or by consummating the transactions contemplated hereby or by entering into the Agreement and Plan of Merger dated as of October 25, 2001 by and among SG Merger Corp., the Company, Wilburn W. Smith and Allan J. Gardner (the "Prior Merger Agreement") or by entering into the Amendment and Waiver to Agreement and Plan of Merger, dated as of January 25, 2002, by and among SG Merger Corp., the Company, Wilburn W. Smith and Allan J. Gardner (the "Prior Merger Agreement Amendment").

         4.15 NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company, Parent, Acquisition Sub or the Surviving Corporation to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Independent Committee has retained Adams, Harkness & Hill, Inc. ("AH&H"), as its financial advisor (the "Financial Advisor"), the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

         4.16 INFORMATION SUPPLIED. The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting will not, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by the Company in this Section 4.16 with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent specifically for inclusion in the Proxy Statement.

         4.17 PROPERTIES.

                  (a) The Company and its Subsidiary have good, valid and, in the case of their Owned Property (as defined below), marketable fee title to their real property and interests in real property indicated as being owned by the Company and its Subsidiary in the financial statements included in the Company Reports, except for properties sold or otherwise disposed of in the ordinary course of business (the "Owned Properties"), free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions and encumbrances ("Encumbrances"), except where the failure to have such marketable fee title would not interfere to any material respect with the conduct of the business of the Company and the Subsidiary as currently conducted. The leases relating to the Company's leased real property

("Company Leases") are in full force and effect, free and clear of all Encumbrances except where the failure of such leases to be in full force and effect free and clear of all Encumbrances would not interfere to any significant extent with the conduct of business of the Company and the Subsidiary as currently conducted, and, to the best of the Company's knowledge, are not in default.

                  (b) No consent or approval is required to be obtained under any agreement by which the Company or its Subsidiary has obtained a leasehold interest in any leased property and no right of termination shall arise under any Company Lease nor does any landlord have the right to increase the rent payable under any Company Lease or unilaterally amend any other material terms thereunder, in each case as a result of the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

         4.18 MATERIAL CONTRACTS.

                  (a) Neither the Company nor its Subsidiary is, or has received any written notice or has any knowledge that any other Person is, in material default or unable to materially perform in any respect under any Material Contract (as defined below), and, to the Company's knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or inability to perform. Neither the Company nor any Subsidiary is a party to any contract, agreement, commitment, arrangement, lease, license, policy or other instrument that is required to be disclosed as an exhibit to the Company Reports in accordance with the rules and regulations of the Commission that has not been so disclosed.

                  (b) Section 4.18 of the Company Disclosure Statement contains
(i) a complete and accurate list of each customer of the Company party to a Material Contract, and (ii) identifies and provides a description of any material goods and/or services the Company or its Subsidiary remains committed to deliver under each Material Contract. Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

                  (c) Neither the Company nor its Subsidiary (i) is renegotiating any amount paid or payable to the Company or its Subsidiary under any Material Contract or any other material term or provision of any Material Contract, (ii) has any knowledge that any customer has the right to renegotiate any amount paid or payable to the Company or its Subsidiary under any Material Contract or any other material term or provision of any Material Contract, (iii) has received any written notice, or has any knowledge, that any customer that is a party to any Material Contract is seeking a refund or credit with respect to any amount previously paid to the Company or intends to cease dealing with the Company or its Subsidiary, or (iv) has received any written notice, or has any knowledge, that any customer that is a party to any Material Contract intends to reduce the amount of maintenance fees, if any, payable by such customer under such Material Contract below historical levels.

                  (d) As used herein, "Material Contract" shall mean any contract or agreement (written, oral, implied or otherwise) to which the Company or its Subsidiary is a party or by which the Company's or its Subsidiary's assets is bound, pursuant to which (i) the Company or its Subsidiary received revenue from any Person in excess of $200,000 in the twelve month period ending December 31, 2001, or (ii) the Company or its Subsidiary reasonably expects to receive revenue from any Person in excess of $200,000 in the fiscal year ending December 31, 2002.

         4.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company Reports and except with respect to the transactions contemplated hereby, there has been no transaction, agreement, arrangement or understanding, or any related series thereof, between the Company and/or the Subsidiary and the Company's affiliates (other than a wholly-owned Subsidiary).

         4.20 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held on January 25, 2002, acting upon the recommendation of the Independent Committee, has by unanimous vote, (i) determined that this Agreement is advisable and is fair to and in the best interests of the Shareholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock adopt this Agreement and approve the Merger Agreement. The aforementioned determination, recommendation and approval of the Company's Board of Directors are in full force and effect and have not been amended, revoked or revised in any respect. Each member of the Board of Directors that owns any Company Common Stock has entered into a Voting Agreement with Parent pursuant to which such member has agreed to vote such member's shares to approve the Merger Agreement.

         4.21 INTELLECTUAL PROPERTY.

                  (a) The Company and/or the Subsidiary own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and/or the Subsidiary as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

                  (b) The Company and/or the Subsidiary are not in material violation of any material licenses, sublicenses and other agreements as to which the Company and/or the Subsidiary are a party and pursuant to which the Company and/or the Subsidiary are authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). Except as disclosed in the Company Reports or in the Company Disclosure Statement, as of the date of this Agreement no claims with respect to the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or the Subsidiary (the "Company Intellectual Property Rights"), any trade secret material to the Company, any software code or other intellectual property used by the Company, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property Rights by or through the Company or the Subsidiary, are currently pending (or, to the knowledge of the Company, are overtly threatened by any Person) against the Company and/or the Subsidiary.

                  (c) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or the Subsidiary are valid and subsisting. Except as disclosed in the Company Reports or in the Company Disclosure Statement, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual

Property Rights by any third party, including any employee or former employee of the Company and/or Subsidiary.

                  (d) Each current employee of the Company or its Subsidiary, and each former employee of the Company or its Subsidiary whose employment relationship with the Company or its Subsidiary was terminated on or after January 1, 2000, who is or was involved in, or who has contributed to, or who has knowledge of, the creation or development of any material Company Intellectual Property Rights has executed and delivered to the Company or, as applicable, the Subsidiary an agreement that is substantially identical to the form of Confidentiality Agreement previously delivered by the Company to Parent. Each Confidentiality Agreement that is in force shall remain in full force and effect following the completion of the Merger in accordance with its terms and shall be enforceable in full by the Surviving Corporation. Neither the Company nor its Subsidiary has granted any current or former employee, officer, director, stockholder, consultant or independent contractor any right or interest in or with respect to any Company Intellectual Property Rights. To the best of the Company's knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has breached in any material respect the terms of any confidentiality, noncompetition, or proprietary rights agreement, between such current or former employee, officer, director, stockholder, consultant or independent contractor and any other Person. Each non-competition agreement filed as an exhibit to the Company Reports is in full force and effect and shall remain in full force and effect following the completion of the Merger in accordance with its terms and shall be enforceable in full by the Surviving Corporation.

         4.22 EMPLOYEE AND LABOR MATTERS.

                  (a) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company or its Subsidiary (whether or not under any Benefit
Plan), or materially increase the benefits payable or provided under any Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (b) Section 4.22 of the Company Disclosure Statement contains a list of all salaried employees of the Company and each Subsidiary as of December 31, 2001, and correctly reflects, in all material respects, (i) their salaries, (ii) their dates of employment and their positions, and (iii) a description of other types of compensation generally payable to employees. Neither the Company nor its Subsidiary is a party to any collective bargaining contract or other contract or agreement with a labor union involving any of its employees. All of the employees of the Company and each Subsidiary are "at will" employees.

                  (c) The Company has fully accrued on its Unaudited Company Balance Sheet all accrued vacation, salary and other sums due employees as of December 31, 2001.

         4.23 INSURANCE. The Company has listed on Section 4.23 of the Company Disclosure Statement and delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, employees, directors and operations of the Company and the Subsidiary. Each of such insurance policies is in full force and effect. Since January 1, 1998, neither the Company nor its Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy prior to its scheduled expiration or renewal, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy prior to its scheduled expiration or renewal. There is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or its Subsidiary. Other than pursuant to actions taken by Parent or the Surviving Corporation, no insurance coverage is or will be in any way altered by the execution of this Agreement, the consummation of the Merger or the consummation of any of the other transactions contemplated herein.

         4.24 RECEIVABLES.

                  (a) Section 4.24 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiary as of December 31, 2001.

                  (b) Except as set forth on Section 4.24 of the Company Disclosure Schedule, to the best of the Company's knowledge, all existing accounts receivable of the Company and its Subsidiary (including those accounts receivable reflected on the Unaudited Company Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 2001 and have not yet been collected) represent valid obligations of customers of the Company and its Subsidiary arising from bona fide transactions entered into in the ordinary course of business.

         4.25 WARRANTY CLAIMS. Since January 1, 2000, no customer or representative of any customer has asserted in writing or, to the knowledge of the Company's President or Vice President of Customer Service, threatened to assert any material claim against the Company or its Subsidiary under or based upon any express or implied warranty provided by or on behalf of the Company or its Subsidiary.

         4.26 CERTAIN BUSINESS PRACTICES. To the knowledge of the Company, the Company has not: (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to customers or to political activity; or (ii) made any material unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or materially violated any provision of the Foreign Corrupt Practices Act of 1977.

         4.27 NO DISCUSSIONS. Neither the Company nor its Subsidiary, nor any representative of the Company or its Subsidiary, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

         4.28 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

         4.29 ANTI-TAKEOVER LAWS NOT APPLICABLE. The Board of Directors of the Company has taken or will take all action necessary to render Section 607.0901 of the FBCA inapplicable to the Merger.

         4.30 TERMINATION OF EMPLOYEE STOCK PURCHASE PLAN. The Company has terminated its Employee Stock Purchase Plan ("ESPP"), which is of no further force and effect, and has not implemented any similar plan in lieu thereof. Neither the Company, nor any agent or affiliate of the Company is holding any cash on behalf of, or for the benefit of, any employees of the Company in connection with the ESPP. The expiration date for the final offering period thereunder was November 9, 2001, and no new offering period has been commenced thereunder.

         4.31 NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the Unaudited Company Financial Statements or set forth in Company Disclosure Schedule, to the best of the Company's knowledge, there are no liabilities of the Company or its Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Company Balance Sheet, which in the aggregate are not material to the Company or its Subsidiary.

         4.32 OFFICERS CERTIFICATE. The Company has delivered to Parent a certificate signed by each of the President, the Chairman, the Chief Technology Officer, and the Chief Financial Officer of the Company, dated as of the date of this Agreement, certifying that, to the best of his or her knowledge after due inquiry, the representations and warranties of the Company contained in this Agreement are true and correct as of the date hereof (in each case, disregarding any qualification contained therein with respect to materiality and Material Adverse Effect) with only such exceptions as would not in the aggregate have a Material Adverse Effect on the Company.

                                   ARTICLE 5

                                    COVENANTS

         5.1 INTERIM OPERATIONS.

                  (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiary shall:

                           (i) conduct its business and operations according to
its usual, regular and ordinary course consistent with past practice;

                           (ii) use commercially reasonable efforts to preserve
intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those Persons having business relationships with it;

                           (iii) not amend its charter or by-laws or comparable
governing instruments or any material term of any outstanding securities of, or other ownership interests in, the Company or its Subsidiary;

                           (iv) promptly notify Parent of any material event
affecting the Company and/or its Subsidiary, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), the breach of any representation or warranty contained herein or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be or become untrue or inaccurate, any failure of the Company or its Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

                           (v) promptly deliver to Parent true and complete
copies of any report, statement or schedule filed with the Commission subsequent to the date of this Agreement;

                           (vi) not (A) except pursuant to the exercise of
options existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock or other security, effect any stock split, or reclassify, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, its capital stock or otherwise change its capitalization as it exists on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation or fringe benefits or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases in salaries or wages of employees of the Company and/or its Subsidiary who are not directors or officers of the Company in the ordinary course of business and consistent with past practice; (D) grant any severance or termination package to any employee or consultant not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement or arrangement with, any present or former director, officer or other employee of the Company and/or any Subsidiary; (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or to effect the conversion or cancellation of Company Options in accordance with Section 2.2 hereof or to amend such plans as required by law; or (F) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees or the Company and/or any Subsidiary, except if required by law;

                           (vii) not (A) declare, set aside, make or pay any
dividend or make any other distribution or payment payable in cash, stock, property or otherwise with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

                           (viii) not enter into any material agreement or
transaction, or agree to enter into any material agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving any merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock;

                           (ix) not incur any indebtedness for borrowed money or
assume, endorse, guarantee or otherwise become responsible for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others, in any such case other than in the ordinary course of its business;

                           (x) not make any loans, advances or capital
contributions to, or investments in, any other Person other than in the ordinary course of business;

                           (xi) not make or commit to make any capital
expenditures or lease commitments in excess of $25,000 individually or $100,000 in the aggregate, except for purchases of equipment for resale in the ordinary course of business;

                           (xii) not voluntarily elect to alter materially the
manner of keeping its books, accounts or records, or change in any manner the accounting practices or principles therein reflected except as required by GAAP;

                           (xiii) not issue, deliver, sell, lease, sell and
leaseback, pledge, dispose of or encumber, or authorize or commit to the issuance, delivery, sale, lease, sale/leaseback, pledge, disposition or Encumbrance of material properties or assets of the Company or any Subsidiary, except liens for taxes not currently due and except (A) sales of assets or inventory in the ordinary course of business consistent with past practice and
(B) sales or dispositions of obsolete or worthless assets;

                           (xiv) use its commercially reasonable efforts to
maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect;

                           (xv) not (A) make or change any Tax election or
method of accounting with respect to Taxes, (B) file any amended Tax Return or
(C) settle or compromise any examination or proceeding with respect to any material Tax liability, in each case other than in the ordinary course of business;

                           (xvi) not pay, discharge or satisfy any material
claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any rights of significant value;

                           (xvii) not settle or compromise any litigation for
amounts in excess of an aggregate of $100,000 (whether or not commenced prior to the date of this Agreement), other than settlements involving amounts payable by the Company and/or the Subsidiary that are not in excess of (x) amounts fully recoverable from insurers of the Company and/or the Subsidiary or (y) amounts applied against self-insured retention amounts or deductibles (provided such settlements do not involve any material non-monetary obligations on the part of the Company and/or its Subsidiary);

                           (xviii) not change the composition, fill any
vacancies or increase the size of the Company's Board of Directors;

                           (xix) not hire (a) any employee at the level of
Director or above or with an annual base salary in excess of $50,000 or (b) more than five employees in the aggregate;

                           (xx) not enter into or become bound by any new
contract or agreement that would constitute a Material Contract or amend, terminate, waive, release or assign any right under any existing Material Contract or enter into, amend, terminate, waive, release or assign any other contract or agreement if such amendment, termination, waiver, release or assignment would cause the Company to become liable for an amount in excess of $50,000 that it was not previously liable for or to give up an existing right to receive an amount in excess of $50,000; or

                           (xxi) not amend or modify in any material respect or
terminate any existing intellectual property license, execute any new intellectual property license, sell, license or otherwise dispose of, in whole or in part, any Company Intellectual Property Rights, and/or subject any Company Intellectual Property Rights to any Encumbrance other than licenses in the ordinary course of business.

         5.2 PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETING.

                  (a) The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the Commission the Proxy Statement in preliminary form (provided that Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the Commission), and the Company shall use its best efforts to respond as promptly as practicable to any comments of the Commission with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Requisite Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after filing with the Commission. Subject to the fiduciary duties under applicable law of the Company's Board of Directors, (i) the Proxy Statement shall contain the recommendation of the Company's Board of Directors, acting upon the recommendation of the Independent Committee, that the shareholders of the Company vote to adopt and approve this Agreement and the Merger and (ii) if requested to do so by Parent at any time prior to the Shareholders Meeting and subject to compliance with their fiduciary duties under applicable law, if there shall have been publicly announced an alternative Acquisition Proposal (as hereinafter defined), the Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall within a reasonable period of time following such request (and prior to the Shareholders Meeting) publicly reaffirm such recommendation and shall publicly announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal, provided that such reaffirmation or announcement does not require significant delay in the timing of the Shareholders Meeting.

                  (b) The Company shall, as soon as practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a Shareholders Meeting for the purpose of seeking the shareholder approval of this Agreement and the Merger. Subject to compliance with their fiduciary duties under applicable law, the Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall recommend to its shareholders that they adopt and approve this Agreement and the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

                  (c) Parent shall cause any and all shares of Company Common Stock beneficially owned by Parent or Acquisition Sub to be voted in favor of the adoption and approval of this Agreement and the Merger.

         5.3 ACQUISITION PROPOSALS. Notwithstanding anything contained in this Agreement to the contrary:

                  (a) From the date hereof until the Effective Time, or, if earlier, until the termination of this Agreement, the Company shall not directly or indirectly, and shall not authorize or permit any of its officers, directors, advisors, representatives or other agents directly or indirectly to, (i) solicit, initiate, encourage or induce the making or submission of any Acquisition Proposal (as hereinafter defined), (ii) furnish any information regarding the Company, or afford access to the properties, books or records of the Company, to any Person (other than Parent or any designees of Parent) in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person (other than Parent or any designees of Parent) with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; PROVIDED, HOWEVER, that prior to the adoption and approval of this Agreement by the Requisite Shareholder Approval, neither the Company nor any of its agents or representatives shall be prohibited by this Section 5.3 from furnishing information regarding the Company to, or entering into discussions or negotiations with, or accepting or recommending an Acquisition Proposal from, or entering into definitive agreements relating to an alternative Acquisition Proposal with, any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn) that the Company's Board of Directors believes is reasonably likely to lead to a Superior Acquisition Proposal if (A) neither the Company nor any representative of any of the Company or its Subsidiary shall have violated any of the restrictions set forth in this
Section 5.3, (B) the Board of Directors of the Company concludes in good faith, after consulting with its outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary obligations to the Company's stockholders under applicable law, (C) the Board of Directors of the Company concludes in good faith, after consulting with its financial advisor, that such Acquisition Proposal is or reasonably likely to lead to a Superior Proposal, and
(D) prior to or contemporaneously with furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). The Company will immediately cease and cause to be terminated any existing discussions or negotiations with any Person relating to any Acquisition Proposals. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer (other than as contained in this Agreement) from any Person (a) relating to any direct or indirect acquisition or purchase of (x) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company or its Subsidiary, or (y) 15% or more of any class of equity securities of the Company or its Subsidiary, (b) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or its Subsidiary, or (c) relating to any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution or similar transaction involving the Company or its Subsidiary, in each case, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Acquisition Proposal" means any unsolicited, bona fide written offer by a third party to purchase or otherwise acquire (by merger, purchase of outstanding Company Common Stock or otherwise) more than 50% of the outstanding Company Common Stock or all or substantially all of the assets of the Company which (i) the Company's Board of Directors, acting upon the recommendation of the Independent Committee and the advice of its financial advisor, determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal, and (ii) the Company's Board of Directors or the Independent Committee acting on its behalf believes in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to the Company's shareholders than the transaction contemplated by this Agreement.

                  (b) Except as expressly permitted by this Section 5.3, the Company's Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the Company's Board of Directors of this Agreement, the Merger and the transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence. Notwithstanding the foregoing, if at any time the Company's Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, subject to compliance with this Section 5.3, the Company's Board of Directors may, in response to a Superior Acquisition Proposal, enter into a Company Acquisition Agreement with respect to such Superior Acquisition Proposal and, at the time of execution of a binding agreement with respect thereto, terminate this Agreement in accordance with Section 7.3(a) hereof.

                  (c) In addition to the obligations of the Company as set forth in paragraphs (a) and (b) of this Section 5.3, Company shall notify Parent orally within one business day (and in writing within two business days) of any Acquisition Proposal in response to which the Company has furnished confidential information to the proponent thereof or has commenced negotiations with the proponent thereof, which notice shall include the identity of the Person making the Acquisition Proposal and, if the Superior Acquisition Proposal would provide for a per-share consideration for the Company Common Stock of less than $3.20, the materials terms thereof. In addition, in the event (and in each event) that the Company intends to enter into a Company Acquisition Agreement relating to a Superior Acquisition Proposal, the Company shall, not less than one 24-hour period containing eight regular business hours, prior to entering into such Company Acquisition Agreement advise Parent in writing of such intention and the identity of the Person or Persons who have made and/or are sponsoring, directly or indirectly, such Superior Acquisition Proposal and, if the Superior Acquisition Proposal would provide for a per-share consideration for the Company Common Stock of less than $3.20, the materials terms thereof.

         5.4 INSPECTION OF RECORDS. From the date hereof to the Effective Time, the Company shall and shall cause its Subsidiary, and its respective directors, employees, auditors, counsel, financial advisors and other agents, to (a) allow all designated officers, attorneys, accountants and other representatives of Parent reasonable access at all reasonable times to its officers, agents, employees, offices, records, files, correspondence, audits and properties, as well as to all information relating to its commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiary; (b) furnish to Parent and its aforementioned representatives such financial, operating and other data and other information as such Persons may reasonably request; and (c) instruct its employees, counsel, auditors and financial advisors and other agents to cooperate reasonably with Parent and its investigation of the business of the Company and its Subsidiary; provided that any information and documents received by Parent or its representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement, dated as of November 26, 2001, between Parent and the Company (the "Confidentiality Agreement"), which shall remain in full force and effect until the Effective Time pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. From the date hereof to the Effective Time, Parent shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request in order to verify that the representations and warranties of Parent contained in
Section 3 hereof are true and correct as of the Closing Date to the extent required by Section 6.2(c), and (b) instruct its officers, counsel and financial advisors to cooperate reasonably with the Company in connection therewith. Notwithstanding the foregoing, the Company and Parent may withhold documents and information to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement.

         5.5 PUBLICITY. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that each party hereto may make any disclosure or announcement which such party, in the opinion of its outside legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

         5.6 FURTHER ACTION; REASONABLE BEST EFFORTS.

                  (a) Each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable legal requirements with respect to the Merger; and (ii) use reasonable efforts to cause to be taken, on a timely basis, all other actions and to execute and deliver such further documents, certificates, notices and instruments necessary or appropriate or as may reasonably be requested by Parent for the purpose of consummating, evidencing, reflecting and/or effectuating the transactions contemplated by, and to carry out the intent and purposes of, this Agreement, or to assist Parent in conducting the business of the Surviving Corporation following the Closing. Without limiting the generality of the foregoing, each of the parties agrees to use its reasonable best efforts to (A) promptly provide all information requested by any governmental entity in connection with the Merger or any of the other transactions contemplated by this Agreement, and (B) promptly take, and cause its affiliates to take, all actions and steps necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Department of Justice, any state attorney general, any foreign competition authority or any other governmental entity in connection with the transactions contemplated by this Agreement.

                  (b) Without limiting the generality of the foregoing, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Proxy Statement, (ii) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to leases, loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (iii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations.

                  (c) The Company shall use its commercially reasonable best efforts to obtain all consents, approvals, agreements, extensions or other waivers of rights necessary to ensure that all Leases and other Material Contracts remain in full force and effect for the benefit of the Surviving Corporation after the Effective Time on substantially the same terms and conditions as in effect on the date hereof (without any increase in amounts payable thereunder).

                  (d) The Company shall use its good faith efforts to obtain from each holder of a Company Option a written acknowledgment and acceptance that, at the Effective Time, his, her or its Company Options shall be treated as set forth in Section 2.2 hereof.

         5.7 INDEMNIFICATION; D&O INSURANCE, ETC.

                  (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation (from and after the Closing Date) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its Subsidiary against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Closing Date to the maximum extent that such obligations of the Company exist on the date of this Agreement pursuant to the Company's Articles of Incorporation, By-laws, the FBCA, or the individual indemnity agreements set forth in Schedule 5.7 attached hereto, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's Articles of Incorporation, By-laws, the FBCA and such individual indemnity agreements from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or its Subsidiary is entitled to indemnification under this Section 5.7, such director or officer shall be entitled to reimbursement from the Company (from and after the Closing Date) or the Surviving Corporation (from and after the Closing Date) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

                  (b) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. Prior to the Effective Time Parent shall purchase tail insurance providing coverage for a period of six years after the Effective Time on the same terms as the current policies of directors' and officers' liability insurance and indemnification maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous to the beneficiaries thereof than those maintained by the Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time.

                  (c) The Articles of Incorporation of the Surviving Corporation shall contain the provisions that are set forth in Article VI of the Company's Articles of Incorporation, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company.

                  (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all of substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of law or otherwise, the obligations set forth in this Section 5.7.

         5.8 DISPOSITION OF LITIGATION. The Company and Parent shall participate jointly in the defense of any shareholder litigation against the Company, Parent or Acquisition Sub, as applicable, and their respective affiliates, and the directors, officers, employees, representatives and agents of the foregoing, relating to the transactions contemplated by this Agreement.

         5.9 EMPLOYEE STOCK PURCHASE PLAN. The Company shall not commence any new offering period under the ESPP, grant or change any rights under the ESPP, or accept or take any cash from or on behalf of any employee in connection with the ESPP.

                                   ARTICLE 6

                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.8 hereof):

                  (a) No preliminary or permanent injunction or other order, decree, statute, rule or regulation shall have been entered and remain in effect by any federal or state court or federal, state, local or other governmental entity which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement.

                  (b) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the Articles of Merger and any documents required to be filed after the Effective Time.

                  (c) The consummation of the Merger shall not violate applicable law.

         6.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.8 hereof):

                  (a) This Agreement and the Merger shall have been adopted and approved by Requisite Shareholder Approval.

                  (b) Parent and Acquisition Sub shall have performed, in all material respects, all of their respective obligations contained herein that are required to be performed by Parent or Acquisition Sub at or prior to the Closing Date, and the Company shall have received a certificate of an Executive Officer of Parent, dated the Closing Date, certifying to such effect.

                  (c) The representations and warranties of Parent contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a material adverse effect on Parent's or Acquisition Sub's ability to perform its obligations hereunder. The Company shall have received a certificate of an Executive Officer of Parent, dated the Closing Date, certifying to such effect to the best of his or her knowledge after due inquiry.

                  (d) The Company shall have received from Parent certified copies of the resolutions of its and Acquisition Sub's respective Boards of Directors and, to the extent required, shareholders approving and adopting, on or before the date of this Agreement, this Agreement, the Definitive Financing Documents, the Merger and the transactions contemplated hereby.

                  (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse effect on Parent's or Acquisition Sub's ability to perform hereunder.

                  (f) Parent and Acquisition Sub shall have executed and delivered such other documents and taken such other actions as the Company shall have reasonably requested.

                  (g) The financing contemplated by the Financing Commitments (as such Financing Commitments may be amended, modified or replaced with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; PROVIDED, HOWEVER, that no consent shall be required to the extent any such amendment, modification or replacement consists of equity financing with no mandatory redemption sooner than three years from the issue date) shall have closed or shall close simultaneously with the Effective Time.

         6.3 CONDITIONS TO THE OBLIGATION OF PARENT AND ACQUISITION SUB TO EFFECT THE MERGER. The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by Parent in accordance with the provisions of Section 7.8 hereof):

                  (a) This Agreement and the Merger shall have been adopted and approved by Requisite Shareholder Approval.

                  (b) There shall not be pending or threatened by any governmental entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or Acquisition Sub or any of its affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company or its Subsidiary of any material portion of the business or assets of the Company or its Subsidiary or (iii) seeking to impose limitations on the ability of Parent or Acquisition Sub or any shareholder of Parent or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the shareholders of the Company.

                  (c) There shall not be pending or threatened by any non-governmental Person any suit, action or proceeding of the type described in clauses (i) through (iii) of Section 6.3(b) that Parent shall reasonably believe, based on the advice of reputable counsel, is reasonably likely to be successful in obtaining injunctive relief or monetary damages that would have a Material Adverse Effect on the Company.

                  (d) The Company shall have performed, in all material respects, all of its obligations contained herein that are required to be performed by the Company at or prior to the Closing Date, and Parent shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

                  (e) The representations and warranties of the Company contained in this Agreement (disregarding any qualification contained therein with respect to materiality and Material Adverse Effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a Material Adverse Effect on the Company. Parent shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect to the best of his or her knowledge after due inquiry.

                  (f) Parent shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and shareholders approving and adopting this Agreement and the Merger and the transactions contemplated hereby.

                  (g) Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities required in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) and from those third parties listed on Section 6.3(g) of the Company Disclosure Statement without the payment or imposition of any material costs or additional obligations.

                  (h) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

                  (i) Each director of the Company shall have resigned from the Company's Board of Directors in writing, effective as of the Effective Time, and each Executive Officer listed on Section 6.3(i) of the Company Disclosure Statement hereto shall have resigned as an officer (but not as an employee) of the Company in writing, effective as of the Effective Time.

                  (j) The Company shall have not less than an aggregate of $32 million in cash, cash equivalents and marketable securities immediately prior to the Closing Date less (x) the amount of any reasonably documented transaction fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and the Prior Merger Agreement and actually paid between the date hereof and the Closing Date (of which Parent shall receive notice a reasonable time prior to any such payment) and (y) the amount of any termination fees or amounts to be credited against any termination fees payable under the Prior Merger Agreement actually paid prior to the Closing Date pursuant to the Prior Merger Agreement Amendment, or such lesser amount as to which Parent may consent that results from one-time charges or expenses, the payment of which has been approved in writing by Parent.

                  (k) The Company shall have executed and delivered such other documents and taken such other actions as Parent shall have reasonably requested.

                                   ARTICLE 7

                                   TERMINATION

         7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Requisite Shareholder Approval, by the mutual consent of Parent and the Company.

         7.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by the Company by action of the Company's Board of Directors upon the recommendation of the Independent Committee or by Parent by action of its Board of Directors if:

                  (a) the Merger shall not have been consummated by May 31, 2002; PROVIDED, HOWEVER, that the right to terminate this Agreement under this clause will not be available to any party whose breach of any representation, warranty or covenant hereunder has been a material cause of, or resulted in, the failure of the Merger to occur on or before such date;

                  (b) the Requisite Shareholder Approval shall not have been obtained at the Shareholders Meeting (as such meeting may be adjourned or delayed); or

                  (c) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated by this Agreement or (ii) otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or shall have become final and nonappealable.

         7.3 TERMINATION BY THE COMPANY.

                  (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, prior to the receipt of the Requisite Shareholder Approval if, (i) pursuant to and in compliance with Section 5.3 hereof, the Board of Directors of the Company acting upon the recommendation of the Independent Committee withdraws, modifies or amends in a manner adverse to Parent or Acquisition Sub its approval or recommendation of this Agreement or any of the transactions contemplated hereby (or publicly announces its intention to do so), or (ii) the Company's Board of Directors acting upon the recommendation of the Independent Committee approves a Superior Acquisition Proposal; PROVIDED, HOWEVER, that the Company shall have complied with Section 5.3 in all respects; AND, PROVIDED FURTHER, that this

Agreement may not be terminated pursuant to this Section 7.3(a) unless concurrently with such termination, the Company pays to Parent the fee payable pursuant to Section 7.6(a)(i).

                  (b) This Agreement may be terminated and the Merger may be abandoned by the Company at any time after the receipt of the Requisite Shareholder Approval and prior to the Effective Time, if (i) the condition to the obligation of the Company to effect the Merger set forth in Section 6.2(g) hereof shall not have been fulfilled at or prior to the Closing Date, and (ii) each of the conditions to the obligation of Parent and Acquisition Sub to effect the Merger set forth in Section 6.3 hereof shall have been fulfilled at or prior to the Closing Date.

         7.4 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Acquisition Sub its approval or recommendation of this Agreement or any of the transactions contemplated herein,
(ii) approved, recommended or entered into a Company Acquisition Agreement with respect to, or consummated, any Superior Acquisition Proposal, (iii) resolved to do any of the foregoing, or (iv) in response to the commencement of any tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer.

         7.5 TERMINATION UPON BREACH OF REPRESENTATION, WARRANTY OR COVENANT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (i) by the Company, if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement and such breach is reasonably likely to have a material adverse effect on Parent's or Acquisition Sub's ability to perform hereunder and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 20 days after the Company has furnished Parent with written notice of such breach, or (ii) by Parent if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement and such breach has had or is reasonably likely to have a Material Adverse Effect on the Company and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 20 days after Parent has furnished the Company with written notice of such breach.

         7.6 TERMINATION FEE.

                  (a) (i) In the event that this Agreement is terminated by the Company pursuant to Section 7.3(a) or by Parent pursuant to Section 7.4, the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination (or, in the case of a termination pursuant to Section 7.3(a), prior to the effectiveness of such termination) a nonrefundable fee in an amount equal to $1,800,000.

                      (ii) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.2(b), then (unless Parent is then entitled to receive a fee pursuant to Section 7.6(a)(i)) the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination, a nonrefundable fee in an amount equal to $400,000 as a liquidated amount for reimbursement of Parent's fees and expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger.

                      (iii) Except as set forth in Section 7.7 or in the case of fraud or willful misconduct, the payment of any fee payable pursuant to this
Section 7.6(a) shall serve as full liquidated damages hereunder, and Parent hereby waives all claims against the Company and its Subsidiary hereunder in respect of the circumstances requiring such payment.

                  (b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 7.3(b), then Parent shall pay to the Company by wire transfer of immediately available funds to an account designated by the Company on the next business day following such termination, a nonrefundable fee in an amount equal to $400,000 as a liquidated amount for reimbursement of the Company's fees and expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger. Such amount, if not paid by Parent within three business days after written demand from the Company, shall be paid by Core Technology Fund IV, LLC, within three business days after its receipt of written demand and notice from the Company that Parent has failed to make such payment.

                      (ii) Except as set forth in Section 7.7 or in the case of fraud or willful misconduct, the payment of the amount payable pursuant to this
Section 7.6(b) shall serve as full liquidated damages hereunder, and the Company hereby waives all claims against Parent, Acquisition Sub, or any other Person hereunder in respect of the circumstances requiring such payment.

                  (c) Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided that all expenses of Parent shall be paid by the Surviving Corporation at or following the Effective Time.

         7.7 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement shall become void and have no effect other than Sections 5.4, 5.8, 7.6 and this 7.7, which provisions shall survive such termination and all obligations of the parties hereto shall terminate, except pursuant to such enumerated provisions without any liability or obligation on the part of Parent, Acquisition Sub or the Company; PROVIDED, HOWEVER, that the termination of this Agreement prior to the Effective Time shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

         7.8 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                               GENERAL PROVISIONS

         8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as provided in Section 7.7 hereof, the representations and warranties in this Agreement and in any instrument delivered pursuant hereto shall expire at the Effective Time or upon the termination of this Agreement pursuant to Article 7, as the case may be. All agreements in this Agreement to be fully performed prior to the Effective Time shall terminate at the Effective Time and all other agreements shall survive the Effective Time.

         8.2 NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; PROVIDED, HOWEVER, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

      If to Parent or Acquisition Sub:     If to the Company:

      Syngistix, Inc.                      Members of the Independent Committee
      5340 Quebec Street, Suite 300        of the Board of Directors
      Englewood, CO  80111                 1615 South Congress Avenue
      Facsimile:  (303) 889-4533           Delray Beach, Florida 33445
      Attention:  Scotte Hudsmith          Facsimile: (561) 279-4376

      With copies to:                      With copies to:

      Cooley Godward LLP                   Testa, Hurwitz & Thibeault, LLP
      380 Interlocken Crescent, Suite 900  Oliver Street Tower
      Broomfield, Colorado  80021-8023     125 High Street
      Facsimile:  (720) 566-4099           Boston, Massachusetts 02110
      Attention:  Steven E. Segal, Esq.    Attn: George Lloyd, Esq.
                                           Facsimile: (617) 790-0168

or to such other address as any party shall specify by written notice so given.

         8.3 ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign all or any of its or Acquisition Sub's rights and obligations hereunder to any affiliate of

Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         8.4 ENTIRE AGREEMENT. This Agreement, the Disclosure Statements of the Company and Parent, the Exhibits and the Confidentiality Agreement hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.5 AMENDMENT.

                  (a) This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  (b) With the consent of the other party, either party to this Agreement may at any time and from time to time prior to the mailing of the Proxy Statement, by written notice to the other party, supplement or amend such party's Disclosure Statement to disclose any breach occurring after the date hereof of any representation or warranty of such party that is not reasonably capable of being remedied prior to the Effective Time and will, if not remedied, result in the condition set forth in Section 6.2(c) (in the case of Parent) or in Section 6.3(d) (in the case of the Company) not being satisfied at the Effective Time.

         8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         8.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         8.9 WAIVERS. All waivers must be in writing. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.



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


         8.10 INCORPORATION OF EXHIBITS. The Disclosure Statements of the Company and Parent attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



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

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                              ECOMETRY CORPORATION

                              By: /s/ MARTIN K. WEINBAUM
                                 ----------------------------------------------
                              Title:  V.P. FINANCE
                                    -------------------------------------------

                              SYNGISTIX, INC.

                              By: /s/ SCOTTE C. HUDSMITH
                                 ----------------------------------------------
                              Title:  PRESIDENT & CEO
                                    -------------------------------------------

                              CITRUS MERGER CORP

                              By: /s/ SCOTTE C. HUDSMITH
                                 ----------------------------------------------
                              Title:  PRESIDENT & CEO
                                    -------------------------------------------


                              FOR THE PURPOSES OF SECTION 7.6(b)(i) ONLY:

                              CORE TECHNOLOGY FUND IV, LLC

                              By: /s/ GARY M. JACOBS
                                 ----------------------------------------------
                              Title:  MANAGING DIRECTOR
                                    -------------------------------------------





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                                   EXHIBIT A

                  Articles of Incorporation of Acquisition Sub